Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Aberdeen Asset Management Inc.

Investor Relations

800-522-5465

InvestorRelations@aberdeen-asset.com

THE INDIA FUND, INC. ANNOUNCES DIRECTOR RESIGNATIONS

(Philadelphia, June 13, 2017) – The India Fund, Inc. (the “Fund”) (NYSE: IFN), a non-diversified, closed-end equity fund, announced that Mr. Stephane R.F. Henry will not stand for re-election as a Director at the forthcoming Annual Meeting of Stockholders (the “Meeting”). Additionally, Mr. J. Marc Hardy will resign as a Class III Director of the Fund effective as of the Meeting. Mr. Henry’s and Mr. Hardy’s terms, therefore, will end at the Meeting, currently scheduled for June 21, 2017. The Board expects to reduce the size of the Board effective upon the expiration of Mr. Henry’s term and the resignation of Mr. Hardy.

The Board would like to extend its sincere gratitude to Messrs. Henry and Hardy and acknowledge the many contributions they have each made to the Fund during their tenure and wish them the best of success in all future endeavors.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund’s portfolio. There is no assurance that the Fund will achieve its investment objective.

If you wish to receive this information electronically, please contact: InvestorRelations@aberdeen-asset.com
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